Exhibit 99.3
Earlier today SYKES announced its plans to acquire ICT Group, a provider of customer management and business process outsourcing solutions. The transaction, approved by both Boards of Directors, is expected to close as soon as December 2009.
The SYKES’ Executive Team believes that the merger with ICT Group is an exciting opportunity, offering vast global resources, deeper vertical expertise and similar service values. To begin with, ICT Group is a reputable company in the outsourcing industry, with more than 18,000 employees worldwide serving customers from 40+ operations centers throughout North America, Europe, Latin America, Australia, India and the Philippines. They have offered business process outsourcing solutions to Global 1000 companies for more than 20 years, providing specialized experience and knowledge in key verticals such as financial services, communications, healthcare and more. Since 1984, ICT Group’s mission, much like SYKES’, has been to make their customers more profitable and more efficient while building customer loyalty for the brands they’ve served. What’s more, they have worked with their clients as a valuable partner, finding ways to deliver better service with every customer interaction through continuous process improvement — the challenge to be better than their best.
This combination will further expand opportunities for SYKES’ clients, employees, and shareholders. The combination of the two companies will enhance and expand SYKES’ global footprint, deepen SYKES’ vertical expertise and expand its service portfolio while maintaining its financial strength. All in all, SYKES’ competitive position will grow stronger with this acquisition, and a competitive company, in turn, is able to offer unique opportunities to its employees for growth and career development.
Until the transaction period of this agreement is complete, anticipated in December 2009, SYKES’ goal is to maintain business as usual. This means SYKES employees should remain focused on delivering the customer care upon which SYKES’ clients have come to depend. SYKES is thrilled to add ICT Group’s employees and their experience to its organization, and looks forward to the opportunities the combined company will bring to its employees, clients and shareholders alike.